MERITAGE HOSPITALITY GROUP INC.
3210 Eagle Run Drive, N.E., Suite 100
Grand Rapids, Michigan 49525

Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT:
Robert E. Schermer, Jr.
Chief Executive Officer
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE REPORTS FIRST QUARTER 2006 RESULTS;
30th CONSECUTIVE QUARTER OF SALES GROWTH

        GRAND RAPIDS, Michigan, March 29, 2006. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee and the first O’Charley’s franchisee, today announced net sales for the first fiscal quarter ended February 26, 2006 increased 4.4% to $13.6 million, compared to $13.0 million during the same period last year. Meritage’s net loss for the quarter was $1,274,000 or $0.27 per share, compared to a net loss of $1,804,000 or $0.38 per share for the same period last year.

        Meritage’s Chief Executive Officer, Robert E. Schermer, Jr. stated, “We are encouraged by Wendy’s International’s new menu offerings and advertising campaigns that should strengthen fiscal 2006 sales. Wendy’s International recently announced its ‘3 Tier – 3 Year’ plan to invigorate the brand and improve results by increasing transactions, reducing costs and focusing on store level margins. This comes after enduring system-wide margin compression for several years. A key step in this plan is the introduction of new menu items such as the Frescata deli sandwich which is now available at our Wendy’s restaurants. In addition, Wendy’s International is planning to offer breakfast next year, a move that our franchisor anticipates could increase average unit sales by $160,000 within three years (a potential $7.7 million annual increase in sales for Meritage). On the O’Charley’s side, the store opening results of our newest restaurant located in Belleville, Michigan, have been the best among our five units.”

         Mr. Schermer added, “Wendy’s International plans to invigorate the brand should strengthen fiscal 2006 sales. We are hopeful that O’Charley’s Inc. will also undertake similar measures to enhance its brand reputation and increase sales. In the meantime, we reduced overhead costs by eliminating and realigning management and administrative positions throughout the organization, and by making new investments in technology. These efforts are expected to result in annual savings of approximately $600,000 on a consolidated basis.”

        Meritage is one of the nation’s premier franchise operators, currently operating 53 restaurants in two “Best of Class” brands; Wendy’s in the QSR Segment and O’Charley’s in the Casual Dining Segment. Headquartered in Grand Rapids, Michigan, Meritage has approximately 2,000 employees.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

        Certain statements contained in this news release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon current expectations of the Company. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Meritage undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning expected financial performance, business strategies and action which Meritage intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, without limitation: competition; changes in the national or local economy; changes in consumer tastes and eating habits; concerns about the nutritional quality of our restaurant menu items; concerns about consumption of beef or other menu items due to diseases including E. coli, hepatitis, and mad cow; promotions and price discounting by competitors; severe weather; changes in travel patterns; road construction; demographic trends; the cost of food, labor and energy; the availability and cost of suitable restaurant sites; the ability to finance expansion; interest rates; insurance costs; the availability of adequate managers and hourly-paid employees; directives issued by the franchisor regarding operations and menu pricing; the general reputation of Meritage’s and its franchisors’ restaurants; the relationship between Meritage and its franchisors; legal claims; and the recurring need for renovation and capital improvements. In addition, Meritage’s expansion into the casual dining restaurant segment as a franchisee of O’Charley’s will subject Meritage to additional risks including, without limitation, unanticipated expenses or difficulties in securing market acceptance of the O’Charley’s restaurant brand, the ability of our management and infrastructure to successfully implement the O’Charley’s development plan in Michigan, and our limited experience in the casual dining segment. Also, Meritage is subject to extensive government regulations relating to, among other things, zoning, public health, sanitation, alcoholic beverage control, environment, food preparation, minimum and overtime wages and tips, employment of minors, citizenship requirements, working conditions, and the operation of its restaurants. Because Meritage’s operations are concentrated in certain areas of Michigan, a marked decline in Michigan’s economy, or in the local economies where our restaurants are located, could adversely affect our operations.

Hospitality Group Inc. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended February 26, 2006 and February 27, 2005
(Unaudited)

	2006	2005
Food and beverage revenue	$13,574,468	$12,997,166

Costs and expenses
Cost of food and beverages	3,816,990	3,709,579
Operating expenses	9,179,035	8,438,470
General and administrative expenses	1,004,786	1,052,364
Depreciation and amortization	674,691	665,613

Total costs and expenses	14,675,502	13,866,026

Loss from operations	(1,101,034)	(868,860)

Other income (expense)
Interest expense	(449,706)	(552,238)
Debt extinguishment charges	--	(418,473)
Interest income	26,915	33,437
Other income, net	260,012	2,500

Total other expense	(162,779)	(934,774)

Loss before income taxes	(1,263,813)	(1,803,634)

Income tax expense	(9,642)	--

Net loss	(1,273,455)	(1,803,634)

Preferred stock dividends declared	213,284	213,284

Net loss on common shares	$(1,486,739)	$(2,016,918)

Net loss per common share - basic and diluted	$(0.27)	$(0.38)

Dividends per common share - basic and diluted	$0.06	$0.05

Weighted average shares outstanding - basic and diluted	5,452,995	5,244,567